EXHIBIT 99.1




VALENCE TECHNOLOGY RAISES $3 MILLION IN PRIVATELY NEGOTIATED TRANSACTION Monday, August 2, 1999 08:01 AM

HENDERSON, NEV. - Aug. 2 /PRNewswire/ -- Valence Technology, Inc. (Nasdaq:
VLNC), a development stage company engaged in the research and development of advanced rechargeable batteries based on lithium ion and polymer technologies, has sold 501,749 shares of its common stock, $0.001 par value, to an undisclosed institutional investor, a subsidiary of a major international bank, for an aggregate of $3 million. The purchase price reflects the average of recent trading prices of the company's common stock on the Nasdaq National Market, net of an 8% discount.

The transaction was completed under Valence's $50 million shelf offering filed with the U.S. Securities and Exchange Commission in April. The company plans to use the proceeds to fund its operations in preparation for marketing its lithium polymer battery technology and for general corporate purposes.

With more than 400 battery patents awarded and pending, Valence is a leader in the commercial production of lithium polymer batteries. The company operates facilities in Henderson, Nev.; Seattle, Wash.; and Mallusk, Northern Ireland. Valence is traded on the Nasdaq National Market under the symbol VLNC. Valence can be found on the Internet at http://www.Valence-Tech.com.
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The information contained herein includes forwarding-looking statements that involve risks and uncertainties. In particular, the establishment, development and potential success of product development and production outcomes are subject to risks and uncertainties both within and outside Valence's control. These risk factors are described from time to time in Valence's SEC reports, including on Form 10-K for the years ended March 29, 1998 and March 28, 1999, to which readers are referred.

SOURCE:  Valence Technology

CONTACT: Lev Dawson, Chairman and Chief Executive Officer of Valence Technology, 702-558-1000; or general information, Daniel Saks, analyst inquiries, Bob Geiger, or media inquiries, Mary Tokita, all of the Financial Relations Board, 310-442-0599

QUOTE FOR REFERENCED TICKER SYMBOL:  VLNC.
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